Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274268

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated September 8, 2023)

Canopy Growth Corporation

15,206,046 Common Shares

This prospectus supplement supplements the prospectus dated September 8, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-274268). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on September 26, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale, from time to time, of up to 15,206,046 of our common shares (the “Shares”) by the selling securityholder listed in the section of the Prospectus entitled “Selling Securityholder” (the “Selling Securityholder”). The Shares were issued to the Selling Securityholder on August 29, 2023 pursuant to the amended and restated share purchase agreement, dated as of August 29, 2023, by and among Canopy Growth Corporation, Les Serres Stéphane Bertrand Inc. and Les Serres Vert Cannabis Inc.

Investing in our common shares (“Common Shares”) involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Item 1A. Risk Factors” beginning on page 29 of our Annual Report on Form 10-K for the year ended March 31, 2023 (the “Annual Report”), which is incorporated by reference in the Prospectus, as well as the risk factors discussed in the periodic reports and other documents we file from time to time with the SEC and with applicable Canadian securities regulators, and which we incorporate into the Prospectus by reference. See also “Risk Factors” beginning on page 7 of the Prospectus.

Our Common Shares are listed and posted for trading on the Toronto Stock Exchange under the symbol “WEED” and on the Nasdaq Global Select Market under the symbol “CGC.” On September 25, 2023, the closing price of our Common Shares on the Nasdaq Global Select Market was US$0.9429 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 26, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 25, 2023

Canopy Growth Corporation

(Exact name of registrant as specified in its charter)

Canada	001-38496	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Hershey Drive Smiths Falls, Ontario	K7A 0A8
(Address of principal executive offices)	(Zip Code)

(855) 558-9333

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	CGC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2023, Canopy Growth Corporation (“Canopy Growth”) held its 2023 Annual General and Special Meeting of Shareholders (the “Annual Meeting”). At the Annual Meeting, Canopy Growth’s shareholders passed an ordinary resolution to approve the adoption of Canopy Growth’s new Omnibus Equity Incentive Plan (the “EIP”).

A more detailed description regarding the EIP is set forth in Canopy Growth’s definitive proxy statement for the Annual Meeting filed with the Securities and Exchange Commission on August 9, 2023 (the “Proxy Statement”) in the section entitled “PROPOSAL NO. 3 – NEW EQUITY INCENTIVE PLAN PROPOSAL”, which is incorporated herein by reference. The description of the EIP is qualified in its entirety by reference to the EIP, which is attached to the Proxy Statement as Appendix C and is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

A total of 717,196,302 common shares were entitled to vote as of August 3, 2023, the record date for the Annual Meeting. There were 350,593,653 common shares represented at the Annual Meeting, at which Canopy Growth’s shareholders were asked to vote on six proposals, each of which is described in more detail in the Proxy Statement. Set forth below are the matters acted upon by Canopy Growth’s shareholders, and the final voting results of each such proposal.

Proposal No. 1: Election of Director Nominees.

Votes regarding the election of the seven director nominees were as follows:

Director Name	Votes For	Votes Against	Broker Non- Votes
Judy A. Schmeling	224,726,712	10,771,157	115,095,784
David Klein	225,829,237	9,668,633	115,095,784
Garth Hankinson	226,617,190	8,880,679	115,095,784
Robert L. Hanson	220,966,406	14,531,464	115,095,784
David Lazzarato	222,421,298	13,076,571	115,095,784
James A. Sabia	224,624,301	10,873,569	115,095,784
Theresa Yanofsky	222,643,951	12,853,918	115,095,784

Based on the votes set forth above, Canopy Growth’s shareholders elected each of the seven nominees set forth above to serve as a director of Canopy Growth until the next annual general meeting of shareholders or until his or her successor is duly elected or appointed.

Proposal No. 2: PKFOD Appointment.

The proposal to appoint PKF O’Connor Davies, LLP, Certified Public Accountants (“PKFOD”), as Canopy Growth’s auditor and independent registered public accounting firm for the fiscal year ending March 31, 2024 and to authorize the Board to fix their remuneration received the following votes:

Votes For	Votes Withheld	Broker Non-Votes
340,200,305	10,393,348	—

Based on the votes set forth above, Canopy Growth’s shareholders approved the proposal to appoint PKFOD.

Proposal No. 3: Adoption of New Equity Incentive Plan.

The proposal to pass an ordinary resolution approving the adoption of the EIP received the following votes:

Votes For	Votes Against	Abstain	Broker Non-Votes
221,187,480	12,867,444	1,442,895	115,095,784

Based on the votes set forth above, Canopy Growth’s shareholders approved the adoption of the EIP.

Proposal No. 4: Adoption of Share Consolidation Resolution.

The proposal to adopt a special resolution approving an amendment to Canopy Growth’s articles to, among other things, consolidate Canopy Growth’s issued and outstanding common shares (the “Share Consolidation Resolution”), as further described in the Proxy Statement, received the following votes:

Votes For	Votes Against	Abstain	Broker Non-Votes
322,621,415	25,335,017	2,637,221	—

Based on the votes set forth above, Canopy Growth’s shareholders approved the Share Consolidation Resolution.

Proposal No. 5: Advisory, Non-Binding Vote on Compensation of Canopy Growth’s Named Executive Officers.

The advisory (non-binding) vote on the compensation of Canopy Growth’s named executive officers, as set forth in the Proxy Statement, received the following votes:

Votes For	Votes Against	Abstain	Broker Non-Votes
216,167,216	18,072,092	1,258,561	115,095,784

Based on the votes set forth above, Canopy Growth’s shareholders approved, on an advisory basis, the compensation of Canopy Growth’s named executive officers.

Proposal No. 6: Adoption of Share Issuance Resolution.

The proposal to pass an ordinary resolution approving the issuance of Canopy Growth common shares underlying certain outstanding debentures of Canopy Growth in excess of 19.99% and 25%, as applicable, of Canopy Growth’s outstanding common shares on the date of issuance of such debentures, in accordance with applicable stock exchange rules (the “Share Issuance Resolution”), as further described in the Proxy Statement, received the following votes:

Votes For	Votes Against	Abstain	Broker Non-Votes
221,701,801	12,747,396	1,048,672	115,095,784

Based on the votes set forth above, Canopy Growth’s shareholders approved the Share Issuance Resolution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANOPY GROWTH CORPORATION

By:	/s/ Judy Hong
Judy Hong
Chief Financial Officer

Date: September 26, 2023